Exhibit 10.30

[INPHI LETTERHEAD]

John Edmunds

delivered via email

Dear John:

This will confirm that the Compensation Committee of our Board of Directors (the “Committee”) approved an amendment to your existing Inphi Corporation Change of Control Severance Agreement made and entered into effective as of June 8, 2010 (the “Agreement”) at its October 19, 2016 meeting. Specifically, the definition of an involuntary termination in connection with a change of control was expanded to include involuntary terminations within three (3) months prior to a change of control (in addition to involuntary terminations on or within twelve (12) months after a change of control).

The Committee has approved the following amendments to the Agreement:

(1)	The first clause of Section 4(a) is amended to provide in its entirety as follows (new language in italics):

“If Executive’s employment with the Company terminates as a result of an Involuntary Termination on or at any time within twelve (12) months after a Change of Control, or within three (3) months prior to a Change of Control, and Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company (the “Release”) within fifty (50) days following the later of the Change of Control or the Termination Date (or such shorter period as the Company may require), then Executive shall be entitled to the following severance benefits:”

(2)	Section 4(a)(i) is amended to provide in its entirely as follows (new language in italics):

“(i)     150% of the sum of Executive’s annual base salary plus annual target bonus as in effect on the Termination Date, payable in a lump sum on the date on which the Release becomes irrevocable (provided, however, that if any portion of such amount is subject to Section 409A of the Code as nonqualified deferred compensation, then payment shall be made on the sixtieth (60th) day following the later of the Termination Date or the Change of Control, subject to Section 6 below);”

(3)	Section 4(a)(iii) is amended to provide in its entirely as follows (new language in italics):

“(iii) acceleration of the vesting and exercisability of 100% of Executive’s options, stock appreciation rights, restricted shares and stock units with respect to the Company or its successor, or the parent of either, to the extent outstanding on the Termination Date, or of any deferred compensation into which Executive’s stock options, stock appreciation rights, restricted shares or stock units were converted upon the Change of Control (the “Equity Awards”); provided, however, that if Executive is entitled to accelerated vesting as a result of an Involuntary Termination within three (3) months prior to a Change of Control: (x) the portion of the Equity Award subject to such accelerated vesting shall not be forfeited or terminated upon the Termination Date pending the Change of Control, (y) the accelerated vesting shall be deemed to take place immediately prior to the effective date of the Change of Control, and (z) the period within which the Equity Award may be exercised following the Termination Date, if applicable, will expire no less than one (1) month following the effective date of the Change of Control (but no later than the expiration of the term of the Equity Award); and”

(4)	The first sentence of Section 4(a)(iv) is replaced in its entirety with the following (new language in italics):

“if Executive so elects and pays to continue health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or corresponding provision of state law (“COBRA”), then beginning in the month following the Termination Date (or if later, the date the Release becomes irrevocable, with a catch-up payment for reimbursements deferred pending the irrevocability of the Release), Executive will be reimbursed on a monthly basis in an amount equal to the monthly amount the Company was paying as the employer-portion of premium contributions for health coverage for Executive and Executive’s eligible dependents immediately before the Termination Date, until the earlier of: (i) the end of the 18-month period following Termination Date or (ii) the date Executive or Executive’s eligible dependents lose eligibility for COBRA continuation coverage.”

(5)	Section 4(b) is replaced in its entirety with the following (new language in italics):

“(b) Termination Apart from a Change of Control. If Executive’s employment with the Company terminates other than as a result of an Involuntary Termination on or within twelve months (12) months after a Change of Control, or within three (3) months prior to a Change of Control, then Executive shall not be entitled to receive severance or other benefits hereunder.”

Except as specifically modified by this letter, the Agreement shall remain in full force and effect in accordance with its terms.

To indicate your understanding and acceptance of the modifications to the Agreement, please sign below and return a signed copy of this letter to Human Resources no later than December 15, 2017.

I appreciate your efforts on behalf of Inphi Corporation, and I look forward to our future success.

Sincerely

/s/ Ford Tamer

Dr. Ford Tamer

President, Chief Executive Officer

and Director

Agreed to and acknowledged by:    /s/ John S. Edmunds on    December 11, 2017.

   signed

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